Date:  TUESDAY, March 18, 1997.

                                      EXTRA

                 TOM MAY ENCOURAGES A "FOR" VOTE FOR BEC ENERGY

"You have either received or soon will receive the 1996 Annual Report to stockholders and an accompanying proxy statement. In the proxy statement you are being asked to vote on a proposal to create a holding company to be called BEC Energy. As an employee and a shareholder, this may be one of the most important votes you will make. The board of directors and management are recommending a "yes" vote. The reason is that without a holding company, Boston Edison will likely continue to shrink in size.

"My goal is to make Boston Edison a premier electric distribution company featuring top quality service. I also want to attract partners like RCN and Williams, as well as distribution companies, electric and gas, interested in growing with us. That is not likely to happen without the added flexibility of BEC Energy.

"In the past, a holding company was not important since we operated entirely in Massachusetts as an integrated, full service utility. It is vital for the future. Every other Massachusetts utility is already part of a holding company, either because of interstate operations or because it is a combination gas and electric company.

"For us this is a new concept. And employees are asking many questions about the intent and operations of a holding company. So let me be clear about what it is and what it is not.

"The holding company is a legal entity, encouraged by state policy, that separates regulated and unregulated businesses.

"The holding company is a means of creating financial flexibility to, for example, issue stock to invest in new business opportunities with the long term goal of increasing shareholder value.
That's important to employees as shareholders.

"In the meantime, I should point out that the holding company would in no way alter existing union contracts and would not change our basic operations. It certainly would not diminish our obligation to our customers to provide quality service. We will serve the same customers with the same employees, and, at least initially, produce the same revenues. However, once customers begin to chose their energy supplier revenues will decline. This means we will have to look for new sources of business throughout New England, which can only be accomplished through a holding company.




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"The holding company is not a means of diverting utility profits into new ventures at the expense of Boston Edison, its customers or its employees.
In fact, Boston Edison -- the delivery of electricity -- will continue to be regulated. Stringent performance standards will be imposed and we MUST focus on becoming an even better distributor of electricity.
Customers will demand no less, nor should we.

"The holding company is not a means of taking the benefits of the sale of our generating stations to invest in new ventures. In fact, as a matter of public policy, full benefits of divestiture MUST flow back to our customers in lower prices.

"A question from employees is 'can you guarantee more jobs?' The answer is no, there are no guarantees. But, BEC Energy will allow us to be a stronger company with the opportunity to grow. The issue of jobs for the future is important to every employee. And that question needs the full attention of management and union leadership.

"We have common interests: we want to be the best and we want employees to share in the future. I am committed to building partnerships with employees, those represented by locals 387 and 369 and those throughout management ranks. I also recognize that this requires considerable effort on my part of the full management team, and we are prepared to make that effort.

"Our employees are among the best: together we can be a successful distribution company-- and a successful diversified energy company.

"But a holding company structure is vital if we are to succeed. That's why I urge you to vote 'for' BEC Energy."

If you have questions about BEC Energy, please direct them to the Resource Hotline, Ext. 3405.